                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-3

            REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933

                           --------------------------

                          FIRST COMMERCIAL CORPORATION
               (Exact name of registrant as specified in its charter)



                 ARKANSAS                                71-0540166
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                Identification Number)



             400 WEST CAPITOL AVENUE, LITTLE ROCK, ARKANSAS   72201
                                  (501)371-7000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Barnett Grace, Chairman of the Board
                          First Commercial Corporation
                            400 West Capitol Avenue
                          Little Rock, Arkansas  72201
                                 (501) 371-7000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           Terry L. Mathews                        Richard N. Massey
      Wright, Lindsey & Jennings                     Rose Law Firm
   200 West Capitol Avenue, St. 2200             120 East Fourth Street
      Little Rock, Arkansas 72201           Little Rock, Arkansas 72201-2893

                            John Clayton Randolph
                           Friday, Eldredge & Clark
                      400 West Capitol Avenue, Suite 2000
                       Little Rock, Arkansas  72201-3493

                           --------------------------

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                                [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                                                [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                                [   ]
                           --------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Each         Amount      Proposed Maxi-   Proposed Maxi-   Amount of
Class of Securities to be Regis-  mum Offering      mum Aggregate  Registration
to be Registered      tered(1)   Price Per Unit(2)Offering Price(2)    Fee
-------------------------------------------------------------------------------
Common Stock,
par value $3.00
per share . . . .    2,038,312    $   32.125       $65,480,773.00   $ 22,579.58
-------------------------------------------------------------------------------
(1)  Each share includes one preferred share purchase right.
(2) Calculated pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices on the Nasdaq National Market on December 13, 1995.
                           --------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                          Subject to Completion
                                                              December 14, 1995

                                2,038,312 SHARES

                          FIRST COMMERCIAL CORPORATION

                                  COMMON STOCK

                           --------------------------

The 2,038,312 shares of Common Stock being offered hereby (the "Shares") are being sold by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares. The Shares will be offered by the Selling Shareholders directly in negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices relating to such prevailing market prices or at prices otherwise negotiated. The accompanying prospectus supplement sets forth the offering price and any other terms in connection with the offering and sale of the Shares.

Prices for the Common Stock of the Company are quoted on the Nasdaq National Market under the symbol "FCLR." On December 13, 1995, the last reported sale price of the Common Stock quoted on the Nasdaq National Market was $32.500. See "Price Range of Common Stock and Dividends."

                           --------------------------

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------


               The date of this Prospectus is            , 1995.

                              [Inside Cover Page]

    No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of date subsequent to the date hereof.

                             AVAILABLE INFORMATION

    First Commercial Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                           --------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, or the indicated portions thereof, filed with the Commission by the Company (File No. 0-9676), are incorporated in this Prospectus by reference:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended;

                         [Inside Cover Page Continued]

    (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995;

    (c) Current Reports on Form 8-K, dated January 13, 1995, February 16, 1995, May 30, 1995, June 30, 1995 and December 13, 1995;

    (d)  Report on Form 10-C filed December 1, 1995;

    (e) Registration Statement on Form 8-A for the preferred share purchase rights as filed on January 9, 1991.

    All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Mr. J. Lynn Wright, Chief Financial Officer, First Commercial Corporation, Post Office Box 1471, Little Rock, Arkansas 72203, telephone (501) 371-7000.

                           --------------------------

-------------------------------------------------------------------------------

                                  THE COMPANY

    First Commercial Corporation (the "Company") is the largest multi-bank holding company headquartered in Arkansas, with its corporate offices located in the capital city of Little Rock. The Company owns 15 commercial banking institutions in the State of Arkansas, seven institutions in the State of Texas, one institution in each of the States of Louisiana and Tennessee, and in a joint venture with Arvest Bank Group, Inc., of Bentonville, Arkansas, the Company owns 50% of an institution in Norman, Oklahoma. All of the Company's bank subsidiaries offer a broad range of traditional commercial and consumer banking services to the markets and communities which they serve. Certain subsidiary banks additionally offer trust and fiduciary services and discount brokerage services. Collectively, the Company's bank subsidiaries are sometimes referred to in this Prospectus as the "Subsidiary Banks." The Company had total consolidated assets of approximately $4.7 billion, total consolidated deposits of approximately $4.0 billion, and total consolidated shareholders' equity of approximately $383 million as of September 30, 1995.

    The Company's largest subsidiary is First Commercial Bank, N.A. At September 30, 1995, First Commercial Bank had total assets of approximately $1.5 billion and total deposits of approximately $1.2 billion. First Commercial Bank is the second largest bank in Arkansas, based upon total assets at September 30, 1995, and its offices are located within Pulaski County, the most populated county of Arkansas, adjacent Lonoke County and Grant County.

    First Commercial Trust Company, N.A., a subsidiary of the Company, provides trust services through offices located in eight of the Arkansas Subsidiary Banks. First Commercial Mortgage Company, a subsidiary of First Commercial Bank, N.A., offers first mortgage loans and performs mortgage loan servicing operations. First Commercial Investments, Inc., also a subsidiary of First Commercial Bank, N.A., offers a full line of taxable and tax-exempt fixed income investments, as well as mutual fund products.

    The Company plans to continue to grow through a combination of quality service to customers in existing markets and such acquisitions as may complement the Company's organizational structure. The Company's focus is on retail and corporate customers in its primary market areas. The key operating strategy of the Company is to maximize the quality of service in local markets by placing authority for local market decisions in the hands of affiliate managers, while providing corporate level guidance, control and review to ensure local managerial accountability.

    The Company is incorporated under the laws of the State of Arkansas. The executive offices of the Company are located at 400 West Capitol Avenue, Little Rock, Arkansas 72201. Its telephone number is (501) 371-7000.

                              RECENT DEVELOPMENTS

    On November 21, 1995, the Company's Board of Directors approved a 7% stock dividend payable on January 2, 1996 to stockholders of record on December 14, 1995. The Selling Shareholders described herein have included in this Prospectus the dividend shares to which they are entitled.

    On November 30, 1995, the Company acquired FDH Bancshares, Inc. ("FDH Bancshares"), a multi-bank holding company located in Little Rock, Arkansas. FDH Bancshares had four subsidiary banks located in southern and central Arkansas, one of which was merged into First Commercial Bank, N.A. subsequent to the acquisition. FDH Bancshares also had a subsidiary bank located in north central Louisiana. The Company issued 1,260,949 shares of its common stock in exchange for all of the outstanding shares of FDH Bancshares. The transaction was accounted for as a purchase.

    On November 30, 1995, the Company acquired West-Ark Bancshares, Inc. ("West-Ark"), and its wholly-owned subsidiary, Arkansas State Bank, Clarksville, Arkansas. The Company issued 644,024 shares of its common stock and an immaterial amount of cash in lieu of fractional shares in exchange for all of the outstanding shares of West-Ark. The transaction was accounted for as a pooling of interests.

    On December 13, 1995, the Company filed a Current Report on Form 8-K containing certain pro forma financial information relating to the acquisition of FDH Bancshares and West-Ark.

                         USE OF PROCEEDS BY THE COMPANY

    The Company will neither receive any proceeds from the Shares being offered by the Selling Shareholders, nor will any such proceeds be available for use by it or for its benefit.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The Company's common stock is traded in the over-the-counter market and reported on the Nasdaq National Market under the symbol "FCLR." The following table shows for the periods indicated the high and low bid prices of the common stock as reported on the Nasdaq National Market and the cash dividends declared per share of common stock.
                                                                Cash
                                      High         Low        Dividend
                                    --------     --------     --------
  1993
       First Quarter                 $20.33       $17.65       $  .12
       Second Quarter                 19.43        17.36          .12
       Third Quarter                  19.58        18.39          .13
       Fourth Quarter                 19.43        18.84          .16

  1994
       First Quarter                 $19.58       $17.80       $  .16
       Second Quarter                 20.80        17.36          .16
       Third Quarter                  22.59        20.81          .16
       Fourth Quarter                 21.26        18.93          .19

  1995
       First Quarter                 $22.79       $20.32       $  .19
       Second Quarter                 23.95        22.66          .19
       Third Quarter                  26.40        23.60          .19
       Fourth Quarter                 25.93        31.75          .20
        (through December 13, 1995)

    The information above has been retroactively adjusted to reflect a three-for-two stock split in the form of a stock dividend declared in November, 1993 and a 5% stock dividend declared in November, 1994, and a 7% stock dividend declared in November, 1995.

    A recent last reported sale price of the Company's common stock as reported on the Nasdaq National Market is set forth on the cover page of this Prospectus.

    The Company has paid consecutive quarterly dividends on its Common Stock since its formation in July 1983. Future dividends will depend upon future earnings, the financial position and cash requirements of the Company and such other factors as the Company's Board of Directors may deem relevant.

    The Company is restricted under the provisions of certain loan covenants in paying dividends (other than stock dividends) or retiring capital stock if the amount of such payments would exceed prescribed limits. Retained earnings in excess of earnings so restricted by these covenants and available for distribution totaled approximately $158 million at September 30, 1995.

    The Company's ability to pay dividends will depend primarily upon dividends and fees paid to it by its subsidiaries. Such payments must be consistent with the requirements and limitations of Federal and state banking laws, which, among other things, establish acceptable levels of capital that must be maintained.

                              SELLING SHAREHOLDERS

    As discussed under "Recent Developments," the Company, on November 30, 1995, acquired all of the outstanding capital stock of FDH Bancshares. Frank
D. Hickingbotham, the sole stockholder of FDH Bancshares, received 1,260,949 shares of the Company's common stock in exchange for his shares of FDH Bancshares common stock. Pursuant to the stock dividend payable by the Company on January 2, 1996, see "Recent Developments," Mr. Hickingbotham will receive 88,266 additional shares of the Company's common stock. Mr. Hickingbotham is including an aggregate of 1,349,215 shares of the Company's common stock in the Registration Statement of which this Prospectus is a part. Under the terms of the agreement pursuant to which the Company acquired FDH, Mr. Hickingbotham was, as of November 30, 1995, elected to the Company's Board of Directors and to the Executive Committee of the Company's Board of Directors.

    As also discussed under "Recent Developments," the Company, on November 30, 1995, acquired all of the outstanding capital stock of West-Ark Bancshares. Shareholders of West-Ark received, in the aggregate, and after allowing for cash payments in lieu of fractional shares, 644,024 shares of the Company's common stock in exchange for the shares of common stock of West-Ark held by them immediately prior to the acquisition. Pursuant to the stock dividend payable by the Company on January 2, 1996, see "Recent Developments," the former shareholders of West-Ark will receive, in the aggregate, and after allowing for cash payments in lieu of fractional shares, 45,073 additional shares of the Company's common stock. The table below sets forth (i) the name of each former stockholder of West-Ark Bancshares, (ii) the number of shares of Company common stock received by each of them pursuant to the acquisition and pursuant to the stock dividend, and (iii) the number of shares of Company common stock to be offered by each individual pursuant to the offering described herein.

                                                  Number of Shares of
                                              First Commercial Corporation
                                               Common Stock Beneficially
                                                Owned and to be Offered
                 Name                          Pursuant to this Offering
 -----------------------------------          ----------------------------

   Sidney Brain                                            88,769
   Granville "Buddy" Callahan or
     G. Wayne Callahan                                        493
   Armil O. Corran or Lura V. Corran                          987
   Jim Dickerson, Jr.                                       5,803
   James R. Ford                                            5,803
   Estate of C.W. Kelly                                   146,245
   Connie Kelly                                             5,803
   R. Keith Lewis or Marian L. Lewis                        5,803
   Michael W. Miller                                       88,769
   Carolyn B. Purtle                                       19,758
   David S. Purtle                                         88,769
   Ned Ray Purtle                                         213,452
   Steve B. Purtle                                          1,234
   Dr. G.P. Shrigley                                        5,803
   Harold Whitson                                           5,803
   Dannie Wilkins                                           5,803

    Collectively, Mr. Hickingbotham and the former shareholders of West-Ark are referred to herein as the "Selling Shareholders."

                       DESCRIPTION OF CAPITAL SECURITIES

    The following description of the Company's capital securities does not purport to be complete and is qualified in its entirety by the provisions of the Arkansas Business Corporation Act, the Company's Second Amended and Restated Articles of Incorporation, as amended ("Articles of Incorporation"), the By-Laws of the Company and the Shareholder Rights Plan, which is discussed below.

    The Company's authorized capital stock consists of 400,000 shares of preferred stock with a par value of $1.00 per share, and 34,000,000 shares of common stock with a par value of $3.00 per share. At November 30, 1995, 25,539,057 shares of the Company's common stock were outstanding. No shares of preferred stock are outstanding.

    Common Stock.
    -------------
    Subject to the prior rights of the holders of any shares of preferred stock which may be outstanding, the holders of common stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of earnings and surplus. Holders of shares of common stock are entitled to one vote for each share held on all matters brought before the holders of common stock, including the election of Directors. The common stock has no cumulative voting rights, is not redeemable, and has no preemptive or conversion rights. In the event of liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, the holders of common stock will be entitled to share ratably in any assets or funds of the Company remaining after payment of the Company's liabilities and of preferences on any outstanding shares of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

    The transfer agent for the Company's common stock is First Commercial Trust Company, N.A., Little Rock, Arkansas.

    Certain of the provisions contained in the Articles of Incorporation and By-laws of the Company are designed to deter, or may have the effect of deterring, certain efforts to seek changes in the control of the Company without approval of the Board of Directors. These provisions tend to discourage such attempts because of the additional time and expense involved and the increased risk of failure. As a result, the provisions may adversely affect the price that a potential purchaser would be willing to pay for the Company's common stock, thereby reducing the amount a shareholder might realize in, for example, certain tender offers for the common stock.

    The Company's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class being
elected to hold office for three year terms.   Therefore, a change in the
control of the Board of Directors cannot be accomplished in any one year, and at least two annual meetings of the holders of the common stock must be held before a majority of the members of the Board of Directors can be changed.
This provision of the Articles of Incorporation may not be amended, altered or repealed (and the By-laws may not be amended in any manner inconsistent with such provision) without the affirmative vote of the holders of 80% of the votes entitled to be cast by the holders of the Company's common stock.

    The Articles of Incorporation also provide that shareholders may take action without a meeting only by unanimous written consent. This provision may not be amended, altered or repealed without the affirmative vote of the holders of 80% of the votes entitled to be cast by the holders of the Company's common stock.

    The Articles of Incorporation require the approval of the holders of at least 80% of the votes entitled to be cast by the holders of the Company's common stock for a broad spectrum of transactions defined therein as "Business Combinations" involving the Company and any person or group holding 5% or more of the common stock ("Interested Shareholder"). Such special voting requirement does not apply if the transaction is either approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Shareholder, and who were directors before the Interested Shareholder became an Interested Shareholder, or certain minimum price and procedural requirements are met. This provision of the Articles of Incorporation may not be amended, altered or repealed except by the supermajority vote required to approve a Business Combination.

    Shareholder Rights Plan.
    ------------------------
    One preferred share purchase right (a "Right") is attached to each share of the Company's common stock, including the Shares offered hereby, pursuant to a Shareholder Rights Plan of the Company. The Rights trade automatically with the shares of common stock and become exercisable and will trade separately from the common stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Company's common stock or on the tenth day following commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of the Company's common stock, in either case without prior written consent of the Company's Board. When exercisable, each Right will entitle the holder to buy 1/100 of a share of Junior Participating Preferred Stock of the Company at an exercise price of $75 per Right. In the event a person acquires a beneficial ownership of 20% or more of the Company's common stock, holders of Rights (other than the acquiring person or group) may purchase common stock of the Company having a market value of twice the then current exercise price of each Right or, under certain circumstances, holders of Rights may purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of the Company and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Company's Board prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by the Company's Board of Directors in certain circumstances, expire by their terms on September 28, 2000.

    Preferred Stock.
    ----------------
    The Company's Board of Directors is authorized to issue preferred stock, par value $1.00 per share, in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as may be provided in articles of amendment to the Company's Articles of Incorporation adopted and filed by the Board of Directors without shareholder action. The holders of such preferred stock shall be entitled to vote on the election of two directors in the event of a default in preference dividends on the preferred stock and shall have such other voting rights as may be described by the Board of Directors in the articles of amendment creating such series of preferred stock. Holders of shares of the preferred stock shall have no preemption rights on account of such shares.

                              PLAN OF DISTRIBUTION

    The Shares offered hereby are being sold by the Selling Shareholders for their own accounts. See "Selling Shareholders."

    The distribution of the Shares may be effected by the Selling Shareholders directly from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, and in a combination of such methods of sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with any sales through brokers or dealers, the brokers or dealers may receive compensation in the form of commissions from the Selling Shareholders.

    The Company shall pay all filing fees, expenses of complying with state securities or Blue Sky laws, fees and disbursements of counsel for the Company, and accountant's fees. The Selling Shareholders shall pay all underwriting fees and commissions incurred by them and all fees and disbursements of counsel for Selling Shareholders.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon for the Company by Friday, Eldredge & Clark, Little Rock, Arkansas.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports therein and incorporated by reference herein, which as to the years 1993 and 1992, are based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated expenses payable by the Company and the Selling Shareholders in connection with the offering described in this Registration Statement.

                                               Payable by
                               -------------------------------------------
                                                 Former
                                              Shareholders      Frank D.
                                The Company    of West-Ark   Hickingbotham
                               -------------  -------------  -------------
Securities and Exchange
  Commission
  registration fee              $ 22,579.58    $         0    $         0
Legal fees                        25,000.00              0              0
Accountants' fees                  6,000.00              0              0
Miscellaneous expenses             1,420.42              0              0
                                -----------    -----------    -----------
    Total                       $ 55,000.00    $         0    $         0
                                ===========    ===========    ===========


Item 15.  Indemnification of Directors and Officers.

    Section 4-27-850 of the Arkansas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Arkansas corporations against expenses, judgments, fines and settlements in connection with litigation. Article TWELFTH of the Company's Second Amended and Restated Articles of Incorporation, as amended, provides for indemnification of the directors and executive officers of the Company to the fullest extent legally permissible under the relevant provisions of the Arkansas Business Corporation Act.

Item 16.  Exhibits

     Number                               Description
  ------------    -------------------------------------------------------------

       4.1 Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Registration Statement No. 33-33529, as amended).

       4.2 Articles of Amendment to Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to Form 8-K dated September 18, 1990, in 0-9676).

       4.3 Articles of Amendment to Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 4.3 to Registration Statement No. 33-39084).

       4.4 Articles of Amendment to Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3(i) to Form 10-Q for the quarter ended September 30, 1993, in O-9676).

       4.5 Company's By-Laws as currently in effect (incorporated by reference to Exhibit 3(d) to Form 10-K for the fiscal year ended December 31, 1991 in 0-9676).

       4.6 Rights Agreement (incorporated by reference to Exhibit 4 to Form 8-K dated September 18, 1990, in 0-9676).

       4.7 Dividend Reinvestment and Common Stock Purchase Plan (incorporated by reference to Exhibit 28 to Registration No. 33-38190, as amended).

       5           Opinion and Consent of Friday, Eldredge & Clark.

       23.1        Consent of Ernst & Young LLP.

       23.2        Consent of KPMG Peat Marwick LLP.

       23.3        Consent of Friday, Eldredge & Clark (included in Exhibit 5).

       24          Powers of Attorney


Item 17.  Undertakings

    The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.
     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 14th day of December, 1995.

                                    FIRST COMMERCIAL CORPORATION

                                     /s/ J. Lynn Wright
                                    --------------------------------------
                                    J. Lynn Wright
                                    Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of December, 1995.

  *                                 Chairman of the Board, Chief
-------------------------------     Executive Officer, President and
Barnett Grace                       Director
                                    (Principal Executive Officer)

 /s/J. Lynn Wright                  Chief Financial Officer
-------------------------------     (Principal Financial and
J. Lynn Wright                      Accounting Officer)

                                    Director
-------------------------------
John W. Allison

  *                                 Director
-------------------------------
Truman Arnold

  *                                 Director
-------------------------------
William H. Bowen

                                    Director
-------------------------------
Peggy Clark

  *                                 Director
-------------------------------
Robert G. Cress

  *                                 Director
-------------------------------
Cecil W. Cupp, Jr.

  *                                 Director
-------------------------------
Frank D. Hickingbotham

                                    Director
-------------------------------
Walter E. Hussman, Jr.

                                    Director
-------------------------------
Frederick E. Joyce, M.D.

                                    Director
-------------------------------
Jack G. Justus

                                    Director
-------------------------------
William M. Lemley

  *                                 Director
-------------------------------
Charles H. Murphy, Jr.

                                    Director
-------------------------------
Michael W. Murphy

  *                                 Director
-------------------------------
William C. Nolan, Jr.

  *                                 Director
-------------------------------
Sam C. Sowell

                                    Director
-------------------------------
Paul D. Tilley

*By:   /s/Edwin P. Henry
      -------------------------
	Edwin P. Henry
	Attorney-in-Fact

Edwin P. Henry, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons, filed or to be filed with the Securities and Exchange Commission as supplemental information.

                               INDEX TO EXHIBITS

    Exhibit
     Number                                 Exhibit
  ------------    -------------------------------------------------------------

       4.1 Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Registration Statement No. 33-33529, as amended).

       4.2 Articles of Amendment to Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to Form 8-K dated September 18, 1990, in 0-9676).

       4.3 Articles of Amendment to Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 4.3 to Registration Statement No. 33-39084).

       4.4 Articles of Amendment to Company's Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3(i) to Form 10-Q for the quarter ended September 30, 1993, in O-9676).

       4.5 Company's By-Laws as currently in effect (incorporated by reference to Exhibit 3(d) to Form 10-K for the fiscal year ended December 31, 1991 in 0-9676).

       4.6 Rights Agreement (incorporated by reference to Exhibit 4 to Form 8-K dated September 18, 1990, in 0-9676).

       4.7 Dividend Reinvestment and Common Stock Purchase Plan (incorporated by reference to Exhibit 28 to Registration No. 33-38190, as amended).

       5           Opinion and Consent of Friday, Eldredge & Clark.

       23.1        Consent of Ernst & Young LLP.

       23.2        Consent of KPMG Peat Marwick LLP.

       23.3        Consent of Friday, Eldredge & Clark (included in Exhibit 5).

       24          Powers of Attorney